UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 9, 2012

CHINA VALVES TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34542	86-0891931
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

21F Kineer Plaza
226 Jinshui Road
Zhengzhou, Henan Province
People’s Republic of China 450008
People’s Republic of China
(Address of principal executive offices)

(86) 371-8612-7222
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.

Information responsive to Item 4.02(a):

During the interim review of the Quarterly Report on Form 10-Q of China Valves Technology, Inc. (the “Company”) for the fiscal quarter ended December 31, 2011, the Company’s current independent auditors, BDO China Shu Lun Pan CPAS LLP (“BDO”) found that the Value Added Tax (“VAT”) return of the Company’s subsidiary, Shanghai Hanwei Valves Co. Ltd., could not be reconciled to the Company’s financial statements for the fiscal year ended September 30, 2011. BDO brought this matter to the attention of the Company’s management on February 8, 2012. Management and BDO peformed an initial investigation and review of the matter, and also discussed the matter with the Company’s former auditors, Frazer Frost LLP (“Frazer”). As a result of this review, management determined that a restatement of certain line items presented in the consolidated financial statements and the relevant notes for the quarters ended March 31, 2011 and June 30, 2011, and the year ended September 30, 2011, would be necessary in order to correct the under accrued VAT for the year ended September 30, 2011. The restatement resulted in an increase of approximately $2.67 million in the Company’s previously reported cost of sales in the consolidated statements of income for the year ended September 30, 2011 and a corresponding increase of approximately $2.67 million in the income and other tax payables in the consolidated balance sheet as of September 30, 2011. The retained earnings in the consolidated balance sheet and consolidated statements of stockholders’ equity as of September 30, 2011 were decreased by approximately $2.67 million. The adjustment has no effect on cash flow for the year ended September 30, 2011, and was a best estimate as of February 9, 2012. The Company, BDO and Frazer will continue to review this issue and follow necessary processes. This adjustment was reflected in the audited September 30, 2011 numbers set forth in the financial statements included in the Form 10-Q for the quarter ended December 31, 2011, which was filed on February 9, 2012, but will be finally determined and disclosed upon the conclusion of the aforementioned review of this issue with the BDO and Frazer.

In connection with the restatements, management reevaluated the effectiveness of the Company’s internal control over financial reporting. The Company had previously disclosed the existence of ineffective disclosure controls and procedures and internal controls in its annual report on Form 10-K for the period ended September 30, 2011 and continued to report the existence of ineffective disclosure controls and internal controls in its quarterly report on Form 10-Q for the period ended December 31, 2011. Management believes that the error that resulted in the aforementioned restatement is an indication of an additional deficiency that rises to the level of a material weakness for year ended September 30, 2011. The Company will report this material weakness in the Form 10-K/A filing that the Company plans to make as soon as practicable. No other additional material weaknesses were identified. The Company engaged a third party in January 2012 to help enhance our internal controls over financial reporting to address this material weakness as well as other material weaknesses disclosed in 10-K for the fiscal year 2011.

The Audit Committee and management of the Company have discussed the matters disclosed in this Item 4.02 with BDO, and Frazer and concluded that the Company’s unaudited financial statements for the quarters ended March 31, 2011and June 30, 2011 as well as its audited financial statements for the year ended September 30, 2011, should no longer be relied upon, and the Company is in the process of restating its financial statements for each of those periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Valves Technology, Inc.

Date: February 14, 2011

/s/ Jianbao Wang
Jianbao Wang
Chief Executive Officer